[Letterhead of PITNEY, HARDIN, KIPP & SZUCH LLP]



                                                              July 31, 2000

Linens 'n Things, Inc.
6 Brighton Road
Clifton, New Jersey  07015

                  Re: Registration Statement on Form S-8
                      Linens 'n Things, Inc. 2000 Stock Award and Incentive Plan
                      ----------------------------------------------------------


         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Linens 'n Things, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act") of two million shares of common stock of the Company, $0.01 par value per share (the "Shares") issuable pursuant to the Linens 'n Things, Inc. 2000 Stock Award and Incentive Plan (the "Plan").

         We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Certificate of Incorporation and By-Laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company. We have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

         In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

         Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, the Shares, when and as issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                               Very truly yours,



                                               PITNEY, HARDIN, KIPP & SZUCH LLP